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                                                                    EXHIBIT 99.4

This is a form of a material change report required under Section 85(1) of the Securities Act and Section 151 of the Securities Rules.


                                     FORM 27

                                 SECURITIES ACT


              MATERIAL CHANGE REPORT UNDER SECTION 85(1) OF THE ACT


NOTE: This form is intended as a guideline. A letter or other document may be used if the substantive requirements of this form are complied with.

NOTE: Every report required to be filed under Section 85(1) of the Act shall be sent to the Commission in an envelope addressed to the Commission and marked "Continuous Disclosure".

NOTE: WHERE THIS REPORT IS FILED ON A CONFIDENTIAL BASIS PUT AT THE BEGINNING OF THE REPORT IN BLOCK CAPITALS "CONFIDENTIAL - SECTION 85", AND EVERYTHING THAT IS REQUIRED TO BE FILED SHALL BE PLACED IN AN ENVELOPE ADDRESSED TO THE SECRETARY OF THE COMMISSION MARKED "CONFIDENTIAL".

Item 1.      Reporting Issuer

             WSI Interactive Corp.

Item 2.      Date of Material Change

             April 11, 2000

Item 3.      Press Release

             The press release was issued on April 11, 2000 and disseminated through Canada News Wire and BC Emergis and Canadian Corporate News.

Item 4.      Summary of Material Change

             The Issuer has signed a $10 million USD inventory agreement to launch an Internet business through a strategic alliance with RG Diamonds, Inc. of Chicago, Illinois. The parties are jointly launching a full e-commerce Internet based business, with the e-commerce sites having the domain names "diamondforum.com" and "diamondreplacement.com". These e-commerce businesses are currently in the process of development.




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Item 5.      Full Description of Material Change

             WSi Interactive Corporation (CDNX:WIZ; OTCBB:WIZZF) announces that it has signed a $10 million USD inventory agreement to launch an Internet business through a strategic alliance with RG Diamonds Inc., of Chicago, Illinois. The parties are jointly launching a full e-commerce Internet based business, with the e-commerce sites having the domain names "diamondforum.com" and "diamondreplacement.com". These e-commerce businesses are currently in the process of development.

             Diamondreplacement.com is designed to capture a sizeable portion of the huge "business-to-business" market in the insurance replacement of jewellery loss due to theft. Reported jewellery theft in the USA is over $1 billion annually. The business specifically offers insurance companies the following:

             1. the opportunity to purchase replacement diamonds at wholesale prices with inventory supplied by RG, thereby gaining enormous cost savings and thereby providing RG with a huge market; and

             2. dramatically enhanced capabilities for fraud detection, also resulting in huge cost savings.

             At present the capabilities for jewellery fraud detection remain relatively localized, unorganized and subject to problematical appraisals. The business of diamondreplacement.com is aimed at using advanced technologies, especially Internet technologies, for dramatically improving, both locally and on a North American (USA and Canada) scale, registration of certified diamonds with their appraisal details.

             With this information in a state of the art database, capable of being queried by claims representatives, fraud detection is enabled across North America to a level of operations not previously possible. It is of course also possible for the insurance claims representatives to purchase replacement diamonds of appropriate quality.

             The object of Diamondforum.com shall be to leverage its inventory in the USA and internationally to seize a significant share of the lucrative diamond and fine jewellery markets. According to a February 14, 2000 article on C/net, the diamond jewellery market alone in the US is estimated at about $30 billion. This is significantly larger than the entire music or book markets.

             In February of this year, The New York Times quoted an industry insider as saying the diamond market in general is up 12%. In fact, DeBeers sales of rough diamonds, a key indicator, rose 57% last year to a record $5.24 billion from 1998 sales of $3.35 billion. Globally, in 1998 worldwide jewellery sales were approximately $100 billion.

             RG Diamonds Inc., of Chicago, has been part of the diamond industry for over 16 years, in both the wholesale and retail sectors. Headquartered in Chicago, where it operates its jewellery manufacturing facility with advanced laser technology, the Company has offices in Vancouver, B.C., Tel Aviv, Israel and Belgium. RG Diamonds Inc., augments its global presence by manufacturing platinum jewellery through an affiliated manufacturing facility in Tokyo, Japan. Within the USA, the Company also owns and operates its own retail outlets.


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             WSi Interactive Corporation and RG Diamonds Inc., have agreed to create in equal partnership a Nevada Corporation to own and operate the Internet e-commerce business. This business will own the two Internet based e-commerce sites. In consideration of this agreement, the Internet e-commerce business will be supplied with approximately USD $10 million inventory of diamonds and jewellery plus all the expertise and services of RG Diamonds Inc., in connection with the diamond industry.

             WSi Interactive Corporation's divisions will design, develop and implement the e-commerce sites as well as provide all marketing and management services.

             In consideration of RG Diamonds Inc. entering into this arrangement, WSi has agreed, subject to regulatory approval, to grant Reuven Gitter, the principal of RG Diamonds Inc., an option to purchase up to 50,000 shares of WSi for $2.50 each, exerciseable as to 25,000 shares after six months and as to 25,000 shares after one year and on or before 18 months.


Item 6.      Reliance on Section 85(2) of the Act

             Nothing in this form is required to be maintained on a confidential basis.

Item 7.      Omitted Information

             Not applicable.

Item 8.      Senior Officer

             James L. Harris, Secretary

             Telephone No. (604) 609-3068

Item 9.      Statement of Senior Officer

             The foregoing accurately discloses the material change referred to herein.

DATED this 10th day of April, 2000 at Vancouver, B.C. WSI Interactive Corp.


                                                 By: "James L. Harris"
                                                     -------------------------
                                                     James L. Harris

                                                 Secretary
                                                 -----------------------------
                                                 (Official Capacity)